UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

ARRAY TECHNOLOGIES, INC.

(Exact name of the registrant as specified in its charter)

Delaware	001-39613	83-2747826
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 Midway Place NE, Albuquerque, New Mexico	87109
(Address of principal executive offices)	(Zip code)

Gina Gunning, Chief Legal Officer and Corporate Secretary

(505) 881-7567

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ______.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A Conflict Minerals Report is an exhibit to this Form SD and can be accessed on Array’s investor relations website at https://ir.arraytechinc.com. The content of any website referred to in this Report (including the exhibit) is included for general information only and is not incorporated by reference into this Form SD.

Item 1.02 Exhibits

The Conflict Minerals Report provided for in Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report for the calendar year that ended December 31, 2024

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Array Technologies, Inc. (Registrant)

By:	/s/ Gina K. Gunning	Date: May 30, 2025
Name: Gina Gunning
Title: Chief Legal Officer and Corporate Secretary

3